CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this amended Offering Circular on Form 1-A/A of our independent auditor’s report dated February 20, 2025, with respect to the audited balance sheet of CONVERSION HOUSING FUND 1, LLC as of December 31, 2024, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from inception to December 31, 2024, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

August 22, 2025